Exhibit 99.2

INTERSECT ENT
“Second Quarter Earnings Conference Call”
September 03, 2014 at 4:30 PM Eastern
Jeri Hilleman
Lisa Earnhardt

INTERSECT ENT
“Second Quarter Earnings Conference Call”
September 03, 2014 at 4:30 PM Eastern
Jeri Hilleman
Lisa Earnhardt
OPERATOR:

Good afternoon and welcome to the Intersect ENT Second Quarter Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a Conference Specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. Please note, this event is being recorded.

I would now like to turn the conference over to Jeri Hilleman, Chief Financial Officer. Please go ahead.
JERI HILLEMAN:

Thank you, Laura. With me today is Lisa Earnhardt, President and CEO of Intersect ENT and James Stambaugh, VP of Clinical Affairs and Reimbursement. We appreciate your joining us today to review our second quarter results and business update.

Before we begin, I’d like to remind you that we will be making statements during this call that include forward-looking statements within the meaning of Federal Securities laws. Actual results and the time of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which include, without limitation, our outlook for financial performance, sales force growth, clinical studies, approval of new products and indications, and the receipt of reimbursement, which are based upon our current estimates and assumptions, as well as other risks detailed from time to time in Intersect ENT’s reports filed with the SEC. Intersect ENT disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein.

I’ll now turn the call over to Lisa Earnhardt. Lisa?
LISA EARNHARDT:

Thank you, Jeri, and good afternoon everyone. On behalf of the 170 employees here at Intersect ENT, we’d like to start our first earnings conference call by extending a huge thank you to all of the investors that have joined us as a public company. We are excited to further our mission of improving the quality of life of patients with ear, nose, and throat conditions. We are now in a position to aggressively move forward with expanding access for patients and physicians to our steroid-releasing implants through expansion of our sales force, as well as advancing our pipeline of in-office products via important clinical research.

We are also pleased today to be speaking with you regarding our recent accomplishments. Our second quarter revenue was $8.6 million, representing over 12,000 units of PROPEL and PROPEL mini delivered to treat approximately 6,000 patients. This revenue represents growth of 118% over the second quarter of 2013, reflecting greater awareness and adoption of our PROPEL products. This increase was achieved in large part by the growth in both the size and experience of our sales team, which grew 76% over the second quarter of last year, from 21 to 37 territory managers.

In addition to our revenue growth, we also expanded into approximately 175 new accounts on top of a strong reordering base, bringing our total stocking accounts

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September 03, 2014 at 4:30 PM Eastern

to over 1,000. More than 75% of our second quarter shipments went to reordering customers, similar to what we’ve seen in past quarters. Net-net, we’re pleased with the continued strong momentum on the commercial front.

So let’s shift gears to an update on our pipeline as we have a number of important clinical programs underway that support expanded indications for our products as well as new products designed to offer less invasive, more cost effective treatment options for chronic sinusitis in the physician office setting.

First of all, we have started working towards securing an expanded indication for use of PROPEL mini in the frontal sinus. PROPEL mini, like PROPEL, is currently approved for use in the ethmoid sinus, which we estimate is treated in 85% of the 540,000 sinus surgeries performed in the US each year. Use in the frontal sinus would expand the base of PROPEL mini usage, as we believe that 25% of those 540,000 surgeries involve treatment of the frontal sinus. We will be initiating a randomized clinical trial in the fourth quarter and will seek approval for this indication under a PMA supplement when the study results are available.

We’re also looking forward to the presentation of our recently concluded RESOLVE clinical study at the upcoming American Rhinologic Society Annual Meeting later this month. The RESOLVE study was a 100-patient prospective, multi-center, randomized, controlled, blinded clinical trial designed to generate data to direct the final Phase 3 study design for our S8 product. The S8 is a steroid-eluting implant designed to be inserted by physicians during an in-office procedure to benefit patients who had previously had sinus surgery yet return to the ENT with symptoms due recurrent disease because of polyps.

As disclosed in our most recent S-1 filing, the primary safety endpoints of the RESOLVE study were met and no product-related serious adverse events occurred. The trial also demonstrated that the S8 implant improves both patient symptoms and endoscopic outcomes. In terms of efficacy, the improvement in nasal obstruction and congestion score in the treatment group was twice as large of that of the control group, although this finding did not achieve statistical significance. Importantly, in patients with greater polyp burden at baseline, representing approximately 75% of the study population, the improvements in obstruction and congestion did achieve statistical significance.

Endoscopic outcomes for patients in the RESOLVE study were determined by both clinical investigators and by an independent panel of surgeons. The clinical investigators observed statistically significant reductions in polyp burden and in the percent of sinus obstruction. Dr. Joseph Han, Associate Professor and Director of Rhinology at Eastern Virginia Medical School, will present the study results in further detail on September 20th at the ARS Conference in Orlando, Florida.

In addition, we’ve recently compiled the results of the grading by the independent panel of surgeons. They too observed a statistically significant reduction in percent sinus obstruction, corroborating the findings of the clinical investigators, and while the panel’s observation of the reduction in polyp burden did not achieve statistical significance, it was twice as large as that of the control group. Based on these promising findings, we’re working with the FDA to obtain agreement on our Phase 3 RESOLVE II study design, and will update you later this year on our plans.

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September 03, 2014 at 4:30 PM Eastern

To complete the discussion of our clinical efforts, we have initiated clinical experience with Nova, a miniaturized steroid-eluting implant designed to fit the openings of the dependent sinuses. Similar to the S8 device, this implant will allow treatment of patients in the physician office setting. We have a small trial underway to evaluate placement feasibility as well as outcomes through three months. We expect to be able to update you about our take-aways and next steps from this study in the first part of 2015.

We’re pleased with our continued strong momentum with PROPEL and our progress on our pipeline. We have the people, the technology, the plans, and dedication to become a major player in ENT. We look forward to making steroid-releasing implants a key part of the ENT’s armamentarium for the management of chronic sinusitis.

Let me now turn the call over to Jeri for a further discussion of our financial results and outlook.
JERI HILLEMAN:

Thank you, Lisa, and good afternoon everyone. As Lisa highlighted, revenue for the second quarter increased significantly over the second quarter last year, up 118% to $8.6 million. Our gross margins also increased quarter-over-quarter, from 44% to 73%. This lift in margin was driven primarily by growth in unit volume, enabling more effective spreading of our overhead costs, as well as by the occurrence of a one-time packaging issue in the second quarter of last year.

Our Q2 2014 SG&A expenses doubled over the second quarter of last year to $8.3 million, the result of doubling our total sales headcount, and of expanding our marketing and reimbursement staffing as well. Our R&D expense remained constant quarter-over-quarter at $2.4 million with growth in headcount offset by lower clinical spending. Our cash and cash equivalents at the end of the second quarter were $2.7 million, which we were pleased to supplement at the end of July with $55.8 million in IPO proceeds, net of underwriter’s discount, and expenses.

Looking forward, we will continue to expand our sales force to continue to drive growth in revenue. We ended the second quarter with 37 territory managers, and are now at 45 territory managers and expect to end the year in the vicinity of 50. We are also now working through the periods of greatest seasonality in the year, as the number of FESS procedures typically drops below average in the third quarter, and rises to above average in the fourth quarter. As a result of our track record to-date, including our growth in new accounts and our reorder base, coupled with our sales force expansion and seasonality, our outlook for 2014 revenue is approximately $35 million to $37 million.

Our outlook for 2014 gross margin is approximately 70% to 72%, comparable to our year-to-date gross margin of 71%, and we do expect to see some quarter-to-quarter fluctuation as production volumes vary. Finally, we expect to increase our operating expenses in the second half of the year, leading to an outlook for total expenses in the range of $46 million to $48 million. This increase is driven largely by investment in the growth of our sales force, the ramp up in our clinical efforts, and the addition of public company expenses.

Lisa, I’ll now turn the call over to you.
LISA EARNHARDT:	Thanks, Jeri. In summary, in the near-term it is all about commercial execution, expanding our commercial footprint, and driving adoption of PROPEL and

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September 03, 2014 at 4:30 PM Eastern

PROPEL mini. Mid and long-term growth will be driven primarily by the introduction of our in-office products. We’ve now given you our financial outlook for the rest of the year and I’d like to complete that picture by outlining our key upcoming milestones.

We’ve already referenced some of these milestones during the call, including the formal presentation of our RESOLVE study results at the ARS annual meeting, and our plans to expand our sales force. In addition, we anticipate achieving key clinical milestones in the next several months, including initiation of our frontal sinus indication study for PROPEL mini, the finalization of our RESOLVE II clinical study design, and the conclusion of our feasibility study with Nova.

Overall, we are excited about the opportunity ahead to deliver meaningful growth via expanding patient and physician access to PROPEL while delivering on the promise of our pipeline of less invasive, more cost effective products for use in the physician office. We are uniquely positioned to make this happen, and remain the only company to have FDA approved drug-eluting implants for chronic sinusitis. We’re pleased so many of you have chosen to join us on this journey and look forward to future interactions.

Laura, we can now open up the line for questions.
OPERATOR:

Thank you. We will now begin the question and answer session. To ask a question you may press star, then one, on your touch-tone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. At this time, we will pause momentarily to assemble our roster.

Our first question today comes from Mike Weinstein of JP Morgan.
MIKE WEINSTEIN:

Thank you and good afternoon. First off, congratulations on the quarter. I wanted, Lisa, maybe you could start by just talking about physician reception and what you view as being key to driving adoption for PROPEL. You now have enough experience over the last handful of quarters with the launch to get a feel, kind of what the physician response is, and what are kind of—what’s key to getting more surgeons onboard in building the awareness. I would love for you to talk for just a couple minutes about that experience and what you guys think you know at this point and what the keys are to driving adoption, not just in the short-term, but over the next several years?

LISA EARNHARDT:

Yes, Mike. First of all, thank you so much; appreciate you being on the call and appreciate the first question. In terms of adoption, obviously we have learned a lot in the last couple of quarters with regards to physician reception of the product. We’re obviously quite pleased with the interest of the ENT community with regards to steroid-releasing implants, localized drug delivery, and specifically our products.

We know first and foremost it starts with the clinical evidence. The fact that we have the only product with Level 1A clinical evidence has been of huge assistance to us, as they learn about this new technology. It clearly is novel and unique in their practice, and the fact that we have I think over 10 peer review journal articles is very helpful, because that’s always one of the first questions you get from physicians is, where’s the data? Another key part of that is making sure we have the right sales team assembled to help both get the product into the hospital setting, as well as train the staff and the physician.

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September 03, 2014 at 4:30 PM Eastern

We are well in our way, as Jeri mentioned, to building our sales force, and that’s going to be a key part of our strategy, moving forward. We’re fortunate from an adoption standpoint; one of our big learnings is that the learning curve specifically for the implantation of the product is actually reasonably short. So, that’s something that’s helpful for us as we’re looking at driving adoption. But, we do know that it is important for us to continue to be there for the first couple of cases, as we work with physicians, but then over time working with those physicians to expand their usage across all of the patients that we see.

A big element, as well, that contributes to adoption is really peer-to-peer interaction. So as great as my sales team is, it’s really very important that physicians engage with their peers, to share their learnings about the role that PROPEL and PROPEL mini have had in their practice. So we continue to focus our efforts on trying to develop those forums, whether they be small group settings, large educational programs so that together we can really advance the utilization of this technology.

MIKE WEINSTEIN:

Yes, with the upcoming meeting, I know you talked about the presentation of the early RESOLVE experience. Can you just talk a little bit about your plans for discussion of PROPEL with surgeons at the upcoming meeting and what—it’s obviously your biggest and best forum for getting the word out. So, what are you guys planning on doing?

LISA EARNHARDT:

Yes. So, just to clarify for everyone on the call, in the third week of September, starting September 20th, in Orlando, Florida there are two major conferences occurring, one of which is the American Rhinologic Society which is those physicians who specialize in nasal and sinus conditions and that meeting is an adjunct to the broader AAO meeting, which is the American Academy of Otolaryngology, and that is a multi-day meeting that’s really geared at the broader ENT population.

So, there are a number of things that we’re doing, Mike, to help facilitate those interactions. Obviously, it starts first with the course content; there will be a number of different discussions. Not ones that we’re necessarily sponsoring, but there are a number of different discussions around new technologies, and how drug delivery works in their practice. I would anticipate PROPEL, given its growth and adoption, will be mentioned from the podium a number of times. We also are aware in addition to the RESOLVE trial being presented on Saturday the 20th, there is also a poster of a clinical study done by Dr. Keith Matheny in Dallas that looked at PROPEL being placed in the office setting. So, that’s also a forum to generate discussion about the role of PROPEL in a physician’s practice.

Two additional things that we’re doing at this meeting, one thing we’re doing on Monday in conjunction with the meeting is actually holding an educational symposium. So, it’s a great opportunity for us to get thought leaders in combination with community physicians really discussing advancing sinus care, and how steroid-releasing implant technology is part of that. So, that is a large formal program, educational program that we will be hosting on Monday evening. Additionally, throughout the program, we will be hosting various small group functions to try to facilitate interactions with existing users, new users, and really trying to push our combined thinking about the role PROPEL will play in individual practices.

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September 03, 2014 at 4:30 PM Eastern

So lots of things. Very important for us at Intersect to really knock it out of the park at that meeting. We’ve got a lot of great things teed-up.
MIKE WEINSTEIN:

Okay and then maybe one more question? I’ll let some others jump in. So, on RESOLVE, so you have the initial RESOLVE experience which I’d love for you to spend a minute on what you learned from that, and how that might go into thinking about trial design without actually—kind of—obviously, you still have to finalize everything with the FDA and those discussions are still in front of you. But, how might that influence how you think about the structure of the trial and what you would hope to demonstrate in that study?

LISA EARNHARDT:

Yes. We’ve talked both on this call and previously about the RESOLVE trial, we’re actually—we believe the results are quite promising. As you know we hit some, but not all of the end points, but everything was trending in the right direction, which is great. It’s exactly the kind of learning we wanted from RESOLVE. We know RESOLVE will help dictate the design and also the sample size of RESOLVE II. So, we do believe we’re on the right track in terms of the end points; that’s always a big part of a clinical trial. There are some tweaks that we intend to make that we’ll be working in partnership with the FDA on, that we think will help improve the overall rigor of the trial itself, and then probably even more importantly is just the overall sample size of RESOLVE II. That was a key learning in RESOLVE and we want to make sure, obviously, that we reach statistical significance on a meaningful clinical population. So, we would anticipate RESOLVE II being a significantly larger trial than what we did with RESOLVE. However, we do anticipate it will be a very similar clinical design just with some tweaks at it relates to the end points.

MIKE WEINSTEIN:	Perfect. I’ll jump back in queue. Thank you, guys.
LISA EARNHARDT:	Okay, thanks Mike.
OPERATOR:	The next question will come from Tom Gunderson of Piper Jaffray.
TOM GUNDERSON:	Hi, good afternoon.
LISA EARNHARDT:	Hi, Tom.
JERI HILLEMAN:	Hi, Tom.
TOM GUNDERSON:

Hi. So, Mike asked some big questions, let me ask some little questions. Jeri, on gross margin and guidance, as you’re growing the unit volume up, that helps a lot with spreading out your fixed costs. Is there any reason to believe that aside from a little lumpiness that gross margin wouldn’t improve quarter-to-quarter, going forward, here?

JERI HILLEMAN:

There can be some little bit of variation as we do higher or lower levels of production. We’re looking to manage our inventory turns and make some other adjustments to what we do. It could result in very minor quarterly variation, but you know, and we’ve certainly given guidance for the second part of the year that’s consistent with what we did the first part of the year.

TOM GUNDERSON:

Right, thanks. Then on pricing, ASPs, and on usage per case, you gave some broad numbers, but I’m just curious if there were any changes in trends? Anything you noticed through the quarter that you might comment here?

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September 03, 2014 at 4:30 PM Eastern

LISA EARNHARDT:

Yes, Tom, this is Lisa. Pricing remains very stable from what we had seen previously. It was around $700 per implant, on average, for both the PROPEL and PROPEL mini, and then in terms of the units per case, once again it’s been very consistent, 1.8 units per case, per patient.

TOM GUNDERSON:	Got it and then on—
LISA EARNHARDT:	[multiple speakers] the same.
TOM GUNDERSON:

Good and then on the sales force and the increases, could you remind us the kind of people that you’re hiring, and if there’s any changes that you’re seeing as you get bigger? I’m thinking particularly on the infrastructure standpoint from a management standpoint, are you hiring outside managers? Promoting within? Just give us a sense of how that growth is going.

LISA EARNHARDT:

Yes. So we obviously are aggressively building our sales force right now, Tom, as you know, a key part of our success moving forward. We continue to find sales professionals from a multitude of industries, I would say, just as we have had historically about half of them come from within ENT, half from without. What we’re really looking for are those sales pros who’ve successfully driven adoption of new technologies and so that is an important part of our consideration, and that has remained consistent there.

We are, to your question, we are starting to add in additional resources to help support the sales team. Jeri talked about the territory managers; those are the ones who are carrying quotas. Obviously, there’s a lot of support though that goes along with that, in particular management. So, we are continuing to expand our management ranks to make sure we’re well—the sales team and our customers are well served, and we continue to promote both from within, as well as hire from outside. We’re always looking for the best candidates that can lead us, not just to today, but really thinking forward in the next couple of years, as we do anticipate rapid growth.

TOM GUNDERSON:	Got it, thanks. Then last question is, you have CE Mark, I believe, for PROPEL and PROPEL mini. Could you remind us what your international strategy is?
LISA EARNHARDT:

Yes, Tom. CE Mark was obviously a significant milestone for us that we achieved in July of this year. Significant for a couple of reasons, one of which is actually the first approval we’ve gotten outside the US. So, we’re excited about that potential. As you know, we believe the market outside of the US is about a billion dollar market for our surgical products. Today, however, our primary focus is really all around driving adoption and usage of PROPEL in the United States and so, we are going to selectively look at markets outside of the US, both in Europe and then beyond. We do believe there’s a lot of work that needs to be done before we start commercial efforts.

As you know, it’s not just all about clinical and regulatory progress and approvals; now we’re also starting to work a lot more on the laying the ground work from a reimbursement standpoint, and that’s exactly what we intend to do, first in Europe and then other countries, as well, to make sure we’re well suited once indeed we do decide to pursue the markets outside of the US, that we’re well positioned to do so. So we think the United States is going to keep us pretty darn busy in the next couple of years though.

TOM GUNDERSON:	Okay, thank you.

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September 03, 2014 at 4:30 PM Eastern

JERI HILLEMAN:	Thanks, Tom.
OPERATOR:	The next question is from Richard Newitter of Leerink Partners.
RICHARD NEWITTER:

Hi, thanks for taking the questions. Maybe I could just start off, I was hoping maybe, Lisa, you could talk about what you’re seeing at the account level, in terms of utilization? Maybe just bifurcated between the accounts you would classify as high-volume, maybe earlier users, what percentage they make up of the customer base? What you’ve seen the trend in their usage? How often are they using the device and maybe just start there.

LISA EARNHARDT:

Yes, it’s a good question, Richard and something that we look at periodically. It’s not something that we planned to formally report on moving forward, but I will just share some thoughts of the last time we had taken a look at this. Is that we have seen over time adoption increase by physicians as they get used to the product and they start seeing the utility in a broader array of patients that they treat.

So, when we looked at this just in the spring period of time, we did see that on average, a physician who has been using the product at least six months is using it around 60% of cases. So, they are using it, I would say, in the majority of their sinus surgery cases.

When you asked on the account level, that’s something that we don’t yet have full visibility too. We know there’s a number of the thousand accounts that we’re in, that we may be working with one physician, maybe two physicians. But our opportunity ahead is not just acquiring new accounts, but it’s also going deeper in those existing accounts. So, we know we have work to do to start driving adoption with physicians who practice in the accounts where we already have PROPEL on the shelf. So, it’s highly variable, in terms of how we’re doing on that front but something we certainly will continue to track moving forward.

RICHARD NEWITTER:

Great, that’s great color. Thank you for that. Also, if I could just ask on the new indication or the potential indication for the frontal sinus for PROPEL mini. Can you help quantify what kind of impact that could have on the business just to give us some sense for modeling?

JERI HILLEMAN:

This is Jeri and you know one thing that Lisa referred to earlier was the frequency of PROPEL usage. If you look at the overall surgeries, about 25% of the 540,000 surgeries involve the frontal sinus. In terms of how that would play out, in terms of overall PROPEL usage what we would probably see is going from maybe on average, 1.8 stents per procedure to about two. So, we would have roughly that order of magnitude of impact.

RICHARD NEWITTER:	Okay and the timing on that, Jeri, was—what are you guys anticipating?
JERI HILLEMAN:	[multiple speakers].
LISA EARNHARDT:

We would anticipate—I mean, you know, obviously we have the trial to run and the data to submit and the FDA to work with on approval, but we’re looking at a 2016 timeframe for approval on the PROPEL mini frontal indication.

RICHARD NEWITTER:	Great and then just one last one. On you know, you mentioned some of your key initiatives pushing through the—on the milestones and the in-office pipeline. Just on reimbursement, you didn’t mention that one as kind of one of your kind of

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September 03, 2014 at 4:30 PM Eastern

execution priorities. I would just love to hear your views on—well not views, but what can we expect, if any, milestones as you kind of work on that front to secure more consistent and potentially formalize reimbursement down the road? Thanks a lot.

LISA EARNHARDT:

Yes, Richard. It was probably a little bit of oversight on our part, but just also recognizing reimbursement is a multi-year process, and so there’s milestones on an ongoing basis as we think about driving coding coverage and payment. A couple of near-term milestones that you could potentially see, that will help support our efforts in gaining reimbursement is really starting first with the publication of evidence.

So, as you know, that’s an important driver both in getting a code, as well as obtaining coverage and so, we’re excited to share with you that we actually recently were made aware that of three upcoming publications that will be published in the coming months with regards to the use of our products in the office setting. We know that will be an important set of data as we work with CMS and all the various parties as it’s related to CPT code, as well as driving adoption with physicians and payers. So, that’s probably the nearest-term milestone that you might see is that publication of that data which then we could use to help support our coding and coverage efforts.

RICHARD NEWITTER:	That’s great. Thanks and congratulations.
LISA EARNHARDT:	Yes, thank you. That was great news for us to have made that progress. Kudos to James and his team for making that happen and the physicians we’re working in partnership with.
OPERATOR:	Our next question comes from Tao Levy of Wedbush.
TAO LEVY:	Hi, how are you doing?
JERI HILLEMAN:	Hey, Tao.
TAO LEVY:

Hi. Just a couple quick ones for me. The hiring of the sales reps, obviously that’s a big part of your growth. So, the hiring so far it’s a little bit faster than what I had modeled for here in the third quarter, but then the fourth quarter seems a little bit lighter than I was looking for. I was just wondering if there are any changes on the hiring front where you just, the candidates you’re looking for, just found nice group of folks just to hire right now, and then, rather than spread it out. Also, as a follow-up to that, is it then fair to kind of think in terms of the guidance for the third quarter, potentially the number – the revenue number being sequentially lower than Q2? Again, just part of seasonality and obviously picking up there in the fourth quarter?

LISA EARNHARDT:

Yes, Tao, it’s a great question, both of those. The first one as it relates to the sales force, I would say we have definitely leaned into expanding our sales force; we know that’s a key contributor to growth, and it is a great time to be out there hiring. So, we did find some great talent and opportunistically have brought those folks onboard. We do anticipate we’ll be in the same arena that we had communicated previously. We just got those folks onboard a little bit early, which is great.

I think, as you know, there is seasonality with the business. The fourth quarter is the biggest quarter in terms of surgical volumes. So to the extent that we’re able

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to get those folks onboard now and trained, we’ll have them in-place to really make a meaningful impact later this year and into next, and I’ll let Jeri address the question, in terms of Q3 guidance.
JERI HILLEMAN:

Yes, and you know in terms of Q3 we have talked a little bit about seasonality. If you look at our past performance you’ve seen that we’ve had fairly even revenue between Q2 and Q3, which is our ongoing growth dampened a little bit by the fact that’s its much lower time for FESS procedures, and at the end of the year we have the dynamic where the deductibles are largely paid, there’s a lot more procedures going on and so that’s been a beneficial. We’re really focusing on giving restive guidance for the year, given the stage that we’re at, but giving you some color about how seasonality does have an impact overall in just the smoothness of our quarter-over-quarter revenue growth.

TAO LEVY:	Okay, great. Thank you.
OPERATOR:	Again, if you would like to ask a question, please press star, then one, at this time.
I’m showing no additional questions. I would like to turn the conference back over to Lisa Earnhardt for any closing remarks.
LISA EARNHARDT:

Yes, thanks so much. Appreciate you all joining us today. We really do appreciate your interest and support and certainly look forward to staying in touch with you in the coming months and years. So, thank you so much.

OPERATOR:	The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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September 03, 2014 at 4:30 PM Eastern